EXHIBIT 4.9

AMENDED AND RESTATED SUBSIDIARY GUARANTY

AMENDED AND RESTATED SUBSIDIARY GUARANTY (as the same may be amended, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of November 5, 2001, by and among MG (BERMUDA) LTD., a corporation formed under the laws of Bermuda, META GROUP AUSTRALIA HOLDINGS PTY. LIMITED, an Australia corporation, META GROUP SINGAPORE PTE LIMITED (f/k/a CENNTINUM PTE LTD.), a Singapore corporation, and 1422722 ONTARIO INC., a Canadian corporation, and ABUNDANT STRATEGY SDN. BHD., a Malaysian corporation (each, a “Current Guarantor”), such other Persons which from time to time may become party hereto (each, a “New Guarantor”, and collectively with the Current Guarantors, the “Guarantors”), META GROUP, INC., a Delaware corporation (the “Borrower”), and THE BANK OF NEW YORK (the “Bank”).

RECITALS

A.            Reference is made to the Amended and Restated Credit Agreement, dated as of the date hereof, by and between the Borrower and the Bank (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Credit Agreement amends and restates that certain Credit Agreement, dated as of September 18, 2000, between the Borrower and the Bank (as amended, the “Prior Credit Agreement”)

B.            Pursuant to the Prior Credit Agreement, each Current Guarantor and the Borrower executed and delivered to the Bank a Subsidiary Guaranty, dated as of September 18, 2000 (the “Original Guaranty”).

C.            Pursuant to the Credit Agreement, and as a condition the Bank’s making of the Loans, issuing Letters of Credit and making any other extensions of credit under the Credit Agreement, the Guarantors are required to enter into this Guaranty.  This Guaranty shall amend and restate the terms of, and supercede in its entirety, the Original Guaranty.

D.            Each Guarantor expects to derive substantial benefit from the Credit Agreement and the transactions contemplated thereby and, in furtherance thereof, has agreed to execute and deliver this Guaranty.

Therefore, in consideration of the Recitals, the terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors, the Borrower and the Bank hereby agree as follows:

Section 1.               Defined Terms

(a)           Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

(b)           When used in this Guaranty, the following capitalized terms shall have the respective meanings ascribed thereto as follows:

“Borrower Obligations”: all of the obligations and liabilities of the Borrower under the Loan Documents, in each case whether direct, indirect or contingent, incurred as primary obligor or otherwise, secured or unsecured, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Insolvency Event, and (i) any obligation or liability in respect of any breach of any representation or warranty and in respect of any rights of redemption or rescission, and (ii) all principal and interest (including all post–petition interest), funding losses make–whole premiums, and all reasonable costs and expenses of the Bank in enforcing, preserving and protecting any thereof, whether or not suit is instituted and whether or not allowed as a claim in any proceeding arising in connection with an Insolvency Event (as the same may be amended, increased, modified, renewed, refinanced, refunded or extended from time to time).

“Collateral”: as defined in the Security Agreement.

“Consideration”: as of any date of determination and with respect to each Guarantor, an amount equal to the lesser of (i) the total “value” (within the meaning of Section 548 of the Bankruptcy Code as in effect on the date hereof) given, directly or indirectly, to such Guarantor during the period commencing on the date such Guarantor became a party to this Guaranty and ending on such date of determination, in exchange for its execution and delivery of this Guaranty, and (ii) the amount of “fair consideration” (within the meaning of Article 10 of the New York Debtor Creditor Law as in effect on the date hereof) given, directly or indirectly, to such Guarantor during the period commencing on the date such Guarantor became a party to this Guaranty and ending on such date of determination in exchange for its execution and delivery of this Guaranty.

“Guarantor Obligations”: all of the obligations and liabilities of the Guarantors hereunder, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

“Insolvency Event”: any Event of Default under Sections 9.1(h) or 9.1(i) of the Credit Agreement.

“Net Worth”: as of any date and with respect to each Guarantor, the lesser of the following:

(a)           (i) all of such Guarantor’s “property, at a fair valuation” (within the meaning of Section 101(32) of the Bankruptcy Code as in effect on the date hereof) on such date, minus (ii) the sum of such Guarantor’s “debts” (within the meaning of Section 101(12) of the Bankruptcy Code as in effect on the date hereof) on such date other than such Guarantor’s liability hereunder, and

(b)           (i) the “fair salable value of the assets” (within the meaning of Article 10 of the New York Debtor Creditor Law as in effect on the date hereof) of such Guarantor on such date, minus (ii) “the amount that will be required to pay such Guarantor’s probable liability on its existing debts as they become absolute and matured” (as such phrase would be construed under Article 10 of the New York Debtor Creditor Law as in effect on the date hereof) on such date other than such Guarantor’s liability hereunder.

“Obligations”: collectively, the Borrower Obligations and the Guarantor Obligations.

“Payment”: the indefeasible payment in full in cash.

“Subordinated Debt”: all indebtedness for borrowed money and any other obligations, contingent or otherwise, of the Borrower to any Guarantor, all amounts, fees and expenses payable by the Borrower to any Guarantor in respect thereof, in each case whether now existing or hereafter arising, created, assumed, incurred or acquired.

“Supplement”: a Supplement to this Guaranty, duly completed, in the form of Annex A hereto.

Section 2.               Guaranty

(a)           Subject to Section 2(b) hereof, each Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment when due (whether at stated maturity, by acceleration, by mandatory prepayment, by notice of intention to prepay or otherwise) of the Borrower Obligations.  This Guaranty constitutes a guaranty of payment and the Bank shall have no obligation to enforce any Loan Document or exercise any right or remedy with respect to any Collateral by any action, making or perfecting any claim against any Person or any collateral security for any of the Borrower Obligations prior to being entitled to the benefits of this Guaranty.  The Guarantor Obligations shall be absolute, irrevocable, unconditional, direct and primary and shall not be subject to any counterclaim, right of set-off or defense whatsoever.  The Bank may, at its option, proceed against the Guarantors, or any one or more of them, in the first instance, to enforce the Guarantor Obligations without first proceeding against the Borrower or any other Person, and without first resorting to any other rights or remedies, as the Bank may deem advisable.  In furtherance hereof, if the Bank is prevented by law from collecting or otherwise hindered from collecting or otherwise enforcing any Borrower Obligation in accordance with its terms, the Bank shall be entitled to receive hereunder from the Guarantors after demand therefor, the sums which would have been otherwise due had such collection or enforcement not been prevented or hindered.

(b)           Notwithstanding anything to the contrary contained in this Guaranty, the maximum liability of each Guarantor hereunder shall not, as of any date of determination, exceed the lesser of (i) the highest amount that is valid and enforceable against such Guarantor under principles of New York State contract law, and (ii) the sum of  all Consideration received by such Guarantor as of such date of determination, plus  95% of the Net Worth of such Guarantor on such date of determination.

(c)           Each Guarantor agrees that the Guarantor Obligations may at any time and from time to time exceed the maximum liability of such Guarantor hereunder without impairing this Guaranty or affecting the rights and remedies of the Bank hereunder.

Section 3.               Absolute Obligation

(a)           The Bank has made no representation or warranty to any Guarantor with respect to the Borrower, its Subsidiaries, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any other matter whatsoever, and each Guarantor shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (i) the validity or enforceability of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or the collectability of any of the Borrower Obligations, (ii) the preference or priority ranking with respect to any of the Borrower Obligations, (iii) the existence, validity, enforceability or perfection of any security interest or collateral security under any Loan Document, or the release, exchange, substitution or loss or impairment of any such security interest or collateral security, (iv) any failure, delay, neglect or omission by the Bank to realize upon, enforce or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any of the Borrower Obligations, (v) the existence or exercise of any right of set–off by the Bank, (vi) the existence, validity or enforceability of any other guaranty with respect to any of the Borrower Obligations, the liability of any other Person in respect of any of the Borrower Obligations, or the release of any such Person or any other guarantor of any of the Borrower Obligations, (vii) any act or omission of the Bank in connection with the administration of any Loan Document, or any of the Borrower Obligations, (viii) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any Person, (ix) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the Borrower

Obligations, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any Person, (x) any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any of the Borrower Obligations, or which might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any of the Borrower Obligations, (xi) the merger or consolidation of the Borrower into or with any Person, (xii) the sale by the Borrower of all or any part of its assets, (xiii) the fact that at any time and from time to time none of the Borrower Obligations may be outstanding or owing to the Bank, (xiv) any amendment or modification of, or supplement to, any Loan Document or (xv) any other reason or circumstance which might otherwise constitute a defense available to or a discharge of the Borrower in respect of the Borrower Obligations or of such Guarantor in respect of any of the Guarantor Obligations (other than by the performance in full thereof).

Section 4.               Grant of Security Interest

To secure the prompt and complete payment, observance and performance of the Guarantor Obligations, each New Guarantor which owns any Capital Stock of any other Subsidiary of the Borrower shall, simultaneously with its execution and delivery of the Supplement to this Guaranty, enter into a Supplement to the Security Agreement in the form attached to the Security Agreement.

Section 5.               Representations and Warranties

Each Guarantor hereby represents and warrants to the Bank as follows:

(a)           Existence and Power. Such Guarantor is duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation and in each other jurisdiction in which the failure to be qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(b)           Authority and Execution. Such Guarantor has full legal power and authority to own its Property, conduct its business, and enter into, execute, deliver and perform the terms of this Guaranty which has been duly authorized by all proper and necessary corporate or other applicable action and are in full compliance with its Organizational Documents.  Such Guarantor has duly executed and delivered this Guaranty.

(c)           Binding Obligation. This Guaranty constitutes the valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws related to or affecting the enforcement of creditors’ rights generally.

(d)           Litigation.  There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or threatened (in writing) against such Guarantor or which may affect the property or rights of such Guarantor, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document or any Acquisition Document, (iii) might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document or any Acquisition Document, or (iv) are not disclosed in any Loan Document.

(e)           Required Consents. No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or holders of any other equity interest, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of this Guaranty or is required as a condition to the validity or enforceability of this Guaranty.

(f)            Absence of Defaults; No Conflicting Agreements.  Such Guarantor is not in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect.  The execution, delivery or carrying out of the terms of this Guaranty will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any property of such Guarantor or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.  Such Guarantor is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect.

(g)           Compliance with Applicable Laws.  Such Guarantor is complying in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to such Guarantor, a violation of which could reasonably be expected to have a Material Adverse Effect.

(h)           Taxes.  Such Guarantor has filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it which would be material to such Guarantor, and no tax Liens have been filed with respect thereto.  The charges, accruals and reserves on the books of such Guarantor with respect to all taxes are, to the best knowledge of such Guarantor, adequate for the payment of such taxes, and such Guarantor knows of no unpaid assessment which is due and payable against such Guarantor or any claims being asserted which could reasonably be expected to have a Material Adverse Effect.

(i)            Governmental Regulations.  Such Guarantor nor any Person controlled by, controlling, or under common control with, such Guarantor, is not subject to regulation under the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness.

(j)            Environmental Matters.  To the best of such Guarantor’s knowledge: (i) no Hazardous Substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged from any Real Property of such Guarantor in material violation of any Environmental Laws; (ii) no Hazardous Substances have been discharged into subsurface waters under any such Real Property in material violation of any Environmental Laws; (iii) no Hazardous Substances have been discharged from any such Real Property on or into property or waters (including subsurface waters) adjacent to any such Real Property in material violation of any Environmental Laws; and (iv) there are not now, nor ever have been since the date of occupancy or ownership by such Guarantor (whichever occurred first), on any such Real Property any underground or above ground storage tanks regulated under any Environmental Laws. Such Guarantor (i) has not received written notice or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, Lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability of such Guarantor (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with: (x) any non–compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any such Real Property or the release or threatened release of any Hazardous Substance into the environment, (ii) to the best of such Guarantor’s knowledge, has no threatened or actual liability in connection with the presence of any Hazardous Substance on any such Real Property or the release or threatened release of any Hazardous Substance into the environment, (iii) has not received written notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any such Real Property or a release or threatened release of any Hazardous Substance into the environment for which such Guarantor is or may be liable, or (iv) has not received notice that such Guarantor is or may be liable to any Person under any Environmental Law.

(k)           No Misrepresentation.  No representation or warranty contained in this Guaranty and no certificate or report from time to time furnished by such Guarantor in connection with the transactions contemplated hereby and thereby, when taken as a whole, contains or will contain a misstatement of material fact, or, to the best knowledge of such Guarantor, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro–forma financial information contained therein are based upon good faith estimates and assumptions believed by such Guarantor to be reasonable at the time made, it being recognized by the Bank that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

(l)            Solvency. Such Guarantor (if a Current Guarantor, both immediately before and after giving effect to this Guaranty and to all Indebtedness incurred by the Borrower in connection therewith, or, if an New Guarantor, immediately before and after giving effect to the Supplement delivered by such New Guarantor pursuant to which it becomes a party to this Guaranty) is Solvent.

Section 6.               Covenants

Each Guarantor covenants with the Bank as follows:

(a)           Legal Existence.  Except as may otherwise be permitted by Section 8.3 of the Credit Agreement, such Guarantor shall maintain its existence in good standing in the jurisdiction of its formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

(b)           Taxes. Such Guarantor shall pay and discharge when due, all Taxes upon or with respect to such Guarantor and all Taxes upon the income, profits and property of such Guarantor, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on property of such Guarantor (other than a Lien described in clause (ii) of Section 8.2 of the Credit Agreement), unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by such Guarantor and provided that any such contested Tax, shall not constitute, or create, a Lien on any property of such Guarantor senior to the Liens, if any, granted to the Bank by the Collateral Documents on such property, and, provided further, that such Guarantor shall give the Bank prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

(c)           Insurance. Such Guarantor shall maintain with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Bank, upon written request, full information as to the insurance carried.

(d)           Performance of Obligations. Such Guarantor shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might  have a Material Adverse Effect, or  become a Lien upon property of such Guarantor other than a Permitted Lien, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted and that any such contested Indebtedness, obligations or claims shall not constitute, or create, a Lien on any property of such Guarantor senior to the Lien, if any, granted to the Bank under the Collateral Documents on such property, and provided that such Guarantor shall give the Bank prompt notice of any such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

(e)           Condition of Property. Such Guarantor shall at all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), all property necessary and material to the operation of such Guarantor’s business.

(f)            Observance of Legal Requirements. Such Guarantor shall observe and comply in all respects, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it, provided that such Guarantor shall give the Bank prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

(g)           Inspection of Property; Books and Records; Discussions. Upon reasonable prior notice, such Guarantor shall permit representatives of the Bank to visit the offices of such Guarantor during normal business hours, to examine the books and records thereof and the reports of independent accountants relating thereto, and to make copies or extracts therefrom, to discuss the affairs of such Guarantor with the respective officers thereof, and to examine and inspect the property of such Guarantor and to meet and discuss the affairs of such Guarantor with the Accountants.

(h)           Authorizations. Such Guarantor shall maintain in full force and effect, all material licenses, franchises, permits, licenses, authorizations and other rights as are necessary for the conduct of its business.

Section 7.               Negative Covenants

Each Guarantor covenants with the Bank that it will not:

(a)           Indebtedness.  Create, incur, assume or suffer to exist any liability for Indebtedness, except as permitted under Section 8.1 of the Credit Agreement;

(b)           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property (including, without limitation, Intellectual Property, Licenses and Real Property), whether now owned or hereafter acquired, except as permitted under Section 8.2 of the Credit Agreement;

(c)           Merger; Consolidations.  Consolidate with, be acquired by, merge into or with any Person or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Bank, except as permitted under Section 8.3 of the Credit Agreement;

(d)           Dispositions.  Except as permitted under Section 8.4 of the Credit Agreement, make any Disposition;

(e)           Investments, Loans, Etc. Except as permitted under Section 8.5 of the Credit Agreement, make any Investment;

(f)            Restricted Payments. Except as permitted under Section 8.6 of the Credit Agreement, make any Restricted Payments;

(g)           Business and Name Changes.  Materially change the nature of the business of such Guarantor from that conducted by immediately before such Guarantor shall have become a party to this Guaranty;

(h)           Subsidiaries.  Except as permitted under Section 8.8 of the Credit Agreement, create or acquire any Subsidiary;

(i)            Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction;

(j)            Amendments, Etc. of Certain Agreements.  Enter into or agree to any amendment, modification or waiver of any term or condition of its Organizational Documents in any way which would adversely affect the interests of the Bank under any of the Loan Documents;

(k)           Transactions with Affiliates. Become a party to any transaction with an Affiliate unless the board of managers or board of directors of such Guarantor shall have determined that the terms and conditions relating thereto are as favorable to such Guarantor as those which would be obtainable at the time in a comparable arms–length transaction with a Person other than an Affiliate; or

(l)            Limitation on Negative Pledges.  Enter into any agreement, other than (i) this Guaranty and (ii) purchase money mortgages or capital leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of such Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired.

Section 8.               Remedies

(a)           Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, the Bank may exercise any and all rights and remedies under this Guaranty, the Credit Agreement, the other Loan Documents, or otherwise allowed by law.

(b)           To the extent permitted by law, each Guarantor hereby expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Guaranty.

Section 9.               Notices

All notices and other communications provided for or otherwise required hereunder or in connection herewith shall be given in the manner set forth in Section 10.2 of the Credit Agreement, and with respect to the Borrower and the Bank to their respective addresses set forth in the Credit Agreement, and with respect to each Guarantor, to the address of such Guarantor set forth below its name on the signature page hereto or the Supplement hereto, as the case may be.

Section 10.             Additional Guarantors

Section 8.8 of the Credit Agreement requires, upon the terms and conditions set forth therein, that each Subsidiary of the Borrower that was not in existence on the Effective Date enter into the Guaranty as an New Guarantor, except for any Foreign Subsidiary that would incur adverse tax consequences by becoming a Guarantor hereunder.  Upon execution and delivery by the Bank and any such Subsidiary of a Supplement in the form of Annex A hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of such Supplement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any New Guarantor as a party to this Guaranty.

Section 11.             Expenses

Each Guarantor agrees that it shall, upon demand, pay to the Bank any and all reasonable out-of-pocket sums, costs and expenses, which the Bank may pay or incur defending, protecting or enforcing this Guaranty (whether suit is instituted or not), reasonable attorneys’ fees and disbursements.  All sums, costs and expenses which are due and payable pursuant to this Section shall bear interest, payable on demand, at the highest rate then payable on the Guarantors Obligations.

Section 12.             Repayment in Bankruptcy, etc.

If, at any time or times subsequent to the payment of all or any part of the Guarantors Obligations, the Bank shall be required to repay any amounts previously paid by or on behalf of the Borrower or any Guarantor in reduction thereof by virtue of an order of any court having jurisdiction, as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Guarantors unconditionally agree to pay to the Bank within 10 days after demand a sum in cash equal to the amount of such repayment, together with interest on such amount from the date of such repayment by the Bank to the date of payment to the Bank at the applicable after-maturity rate set forth in the Credit Agreement.

Section 13.             Subordination.

(a)           No payment of any nature whatsoever due in respect of the Subordinated Debt payable to any Guarantor shall be made unless and until the Payment of all of the Obligations and the termination of the Credit Agreement.

(b)           Upon any bankruptcy, insolvency, liquidation or reorganization of the Borrower, or upon the filing of a petition in bankruptcy or commencement of any proceeding in bankruptcy against the Borrower or upon any distribution of the assets of the Borrower or upon any dissolution, winding up, liquidation or reorganization of the Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings, or upon any assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Borrower, or in the event any of the Subordinated Debt shall for any reason become or be declared due and payable or otherwise:

(i)            the Bank shall first be entitled to receive Payment of all of the Obligations (whenever arising) before any Guarantor shall be entitled to receive any payment on account of the Subordinated Debt;

(ii)           any payment by, or distribution of the assets of, the Borrower of any kind or character, whether in cash, property or securities, to which any Guarantor would be entitled except for the provisions of this Guaranty, in connection with the Subordinated Debt, shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Bank to the extent necessary to make Payment of all of the Obligations remaining unpaid, after giving effect to any concurrent payment or distribution (or provision therefor) in cash to the Bank;

(iii)          No Guarantor shall ask, demand by legal proceedings or otherwise, or take or receive from the Borrower, by set-off, counterclaim or in any other manner, any payment or distribution on account of the Subordinated Debt other than as expressly permitted hereunder; and

(iv)          Each Guarantor agrees to declare the Subordinated Debt to be due and payable and, at least 30 days before the time required by applicable law or rule, to file proof of claim therefor, in default of which the Bank is hereby irrevocably authorized so to declare and file in order to effectuate the provisions hereof.

Notwithstanding the foregoing, in the event that any payment by, or distribution of the assets of, the Borrower of any kind or character prohibited hereby, whether in cash, property or securities, shall for any reason be received by any Guarantor in respect of the Subordinated Debt, such payment or distribution shall be held in trust for the benefit of the Bank, and shall be immediately paid over to the Bank, to the extent necessary to make Payment of all of the Obligations remaining unpaid, after giving effect to any concurrent payment or distribution (or provision therefor) in cash to the Bank.

(c)           Without the prior written consent of the Bank, the Borrower will not give, and no Guarantor will receive or accept, any collateral of any nature whatsoever for the Subordinated Debt on any Property or assets, whether now existing or hereafter acquired, of the Borrower.

(d)           Nothing contained in this Guaranty is intended to or shall impair, as between and among the Borrower, its creditors (other than the holders of the Obligations) and any Guarantor, the obligation of the Borrower to make Payment to such Guarantor of any amount due in respect of the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or affect the relative rights of the Guarantors and the creditors of the Guarantors (other than the holders of the Obligations), in each case subject to the rights of the holders of the Obligations under this Guaranty.

(e)           Unless and until Payment of all of the Obligations has occurred and the termination of the Credit Agreement, each Guarantor agrees not to declare any part of the Subordinated Debt to be due and payable or exercise any of the rights or remedies which it may have, or bring (in its capacity as holder of the Subordinated Debt), or join with any other creditor in instituting, any proceedings against the Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or other similar law, unless the Obligations shall have been declared immediately due and payable or, in the case of the institution of any such proceedings, the Bank shall have joined in the institution thereof or expressly consented thereto in writing.  In the event that the Bank shall have so declared the Obligations immediately due and payable, each Guarantor agrees to declare the Subordinated Debt then due to be due and payable, provided, however, if the Bank shall rescind any such declaration, each Guarantor shall automatically be deemed to have rescinded its declaration.

(f)            No Guarantor shall sell, assign, transfer or otherwise dispose of all or any part of the Subordinated Debt without having first obtained the prior written consent of the Bank.

(g)           The Borrower agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in contravention of the provisions of this Guaranty.

Section 14.             Miscellaneous

(a)           Except as otherwise expressly provided in this Guaranty, each Guarantor hereby waives presentment, demand for payment, notice of default, nonperformance and dishonor, protest and notice of protest of or in respect of this Guaranty, the other Loan Documents and the Borrower Obligations, notice of acceptance of this Guaranty and reliance hereupon by the Bank and the incurrence of any of the Borrower Obligations, notice of any sale of collateral security or any default of any sort.

(b)           No Guarantor is relying upon the Bank to provide to such Guarantor any information concerning the Borrower or any other Subsidiary, and each Guarantor has made arrangements satisfactory to such Guarantor to obtain from the Borrower on a continuing basis such information concerning the Borrower and its Subsidiaries as such Guarantor may desire.

(c)           Each Guarantor authorizes the Bank, without notice or demand and without affecting or impairing the obligations of any Guarantor, from time to time to (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations, or any part thereof, to increase or decrease the rate of interest thereon or the principal amount thereof; (ii) take or hold security for the payment of the Obligations and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as the Bank, in its sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against the Guarantors or any other Person.

(d)           Each Guarantor agrees that the provisions of this Guaranty shall be applicable to the Obligations whenever the same may arise and notwithstanding the fact that no Obligations may be outstanding from time to time and may have paid down to zero at any time or from time to time, it being understood that the Credit Agreement permits the Borrower to borrow, repay and reborrow from time to time subject to the terms and conditions thereof.

(e)           All rights and interests of the Bank hereunder, and all agreements and obligations of the Borrower and the Guarantors under this Guaranty, shall remain in full force and effect irrespective of (i) any lack of validity or enforceability of any of the Loan Documents; (ii) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any of the Obligations; (iii) any exchange, release or non-perfection of the Collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations; or (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantors in respect of the Obligations or this Guaranty.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

(f)            Each Guarantor agrees that any statement of account with respect to the Borrower Obligations from the Bank to the Borrower which binds the Borrower shall also be binding upon such Guarantor, and that copies of said statements of account maintained in the regular course of the Bank’s business may be used in evidence against such Guarantor in order to establish its Guarantor Obligations.

(g)           Each Guarantor acknowledges that it has received a copy of the Loan Documents and has approved of the same.  In addition, such Guarantor acknowledges having read each Loan Document and having had the advice of counsel in connection with all matters concerning its execution and delivery of this Guaranty.

(h)           No Guarantor may assign any right, or delegate any duty, it may have under this Guaranty.

(i)            Subject to the limitations set forth in Section 2(b), the Guarantor Obligations shall be joint and several.

(j)            This Guaranty is the “Guaranty” under, and as such term is defined in, the Credit Agreement, and is subject to, and should be construed in accordance with, the provisions thereof.  Each of the Bank, the Guarantors and the Borrower acknowledges that certain provisions of the Credit Agreement, Sections 1.2 (Principles of Construction), 3.9 (Taxes), 10.1 (Amendments and Waivers), 10.3 (No Waiver; Cumulative Remedies), 10.4 (Survival of Representations and Warranties and Certain Obligations), 10.7 (Counterparts), 10.9 (Construction), 10.10 (Governing Law), 10.11 (Headings Descriptive), 10.12 (Severability), 10.13 (Integration), 10.14 (Consent to Jurisdiction), 10.15 (Service of Process), 10.16 (No Limitation on Service or Suit) and 10.17 (WAIVER OF TRIAL BY JURY) thereof, are made applicable to this Guaranty and all such provisions are incorporated by reference herein as if fully set forth herein.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

IN EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Amended and Restated Subsidiary Guaranty to be duly executed on its behalf.

MG (BERMUDA) LTD.

By:	/s/ John A. Piontkowski
Name:	John A. Piontkowski
Title:	Vice President

Address:

208 Harbor Drive
Stamford, CT 06912

Attention:	Karen Spadaro
Phone:	(203) 973-6995
Facsimile:	(203) 973-6960

META GROUP AUSTRALIA HOLDINGS PTY. LIMITED

By:	/s/ Paul Ventura
Name:	Paul Ventura
Title:	Managing Director

Address:

C/-Level 8
171 Clarence Street
Sydney NSW 2000

Attention:	Paul Ventura
Phone:	+61-2-9290-8602
Facsimile:	+61-2-9290-8686

META GROUP SINGAPORE PTE LIMITED

By:	/s/ Paul Ventura
Name:	Paul Ventura
Title:	Managing Director

Address:

C/-133 Cecil Street #17-01
Keck Seng Tower
Singapore 069535

Attention:	Paul Ventura
Phone:	+65-324-5071
Facsimile:	+65-324-6529

1422722 ONTARIO INC.

By:	/s/ Dave Lacy
Name:	Dave Lacy
Title:	Chief Executive Officer

Address:

505 Consumers Road – Suite 1001
Toronto, Ontario, Canada, M2J 4V8

Attention:	Dave Lacy
Phone:	416-790-4201
Facsimile:	416-492-8967

ABUNDANT STRATEGY SDN. BHD.

By:	/s/ Paul Ventura
Name:	Paul Ventura
Title:	Managing Director

Address:

C/-133 Cecil Street #17-01
Keck Seng Tower
Singapore 069535

Attention:	Paul Ventura
Phone:	+65-324-5071
Facsimile:	+65-324-6529

META GROUP, INC.

By:	/s/ John A. Piontkowski
Name:	John A. Piontkowski
Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK

By:	/s/ Mark J. Sicinski
Mark J. Sicinski,
Vice President

ANNEX A

FORM OF SUPPLEMENT TO GUARANTY

SUPPLEMENT, dated as of                    , 200   , made by                   , a                      corporation (the “New Guarantor”) to the Amended and Restated Subsidiary Guaranty, dated as of November 5, 2001 (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), by and among each Guarantor party thereto, META GROUP, INC. (the “Borrower”) and THE BANK OF NEW YORK (the “Bank”) under the Credit Agreement referred to below.

1.             Reference is made to the Amended and Restated Credit Agreement, dated as of November 5, 2001, by and between the Borrower and the Bank (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

2.             Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty and the Credit Agreement.

3.             The Guarantors and the Borrower have entered into the Guaranty in order to induce the Bank to enter into the Credit Agreement and make the Loans and issue the Letters of Credit.

4.             The New Guarantor is executing this Supplement in accordance with the requirements of the Credit Agreement and the Guaranty, to become a Guarantor under the Guaranty in order to induce the Bank to make additional Loans and issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Bank and the New Guarantor agree as follows:

(a)           In accordance with Section 10 of the Guaranty, by signing this Supplement and delivering such other documents required by the Credit Agreement, the New Guarantor becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder.

(b)           The New Guarantor hereby makes all of the representations and warranties made by the Guarantors in Section 5 of the Guaranty, which provisions are hereby incorporated herein by reference.

(c)           Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

(d)       This Supplement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws rules.

(e)       Every provision of this Supplement is intended to be severable, and if any term or provision hereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

(f)        The New Guarantor agrees to reimburse the Bank for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel to the Bank.

(g)       This Supplement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.  This Supplement shall become effective when the Bank shall have received counterparts of this Supplement duly executed by the New Guarantor.

ii

The New Guarantor and the Bank have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address:

Attention:
Phone:
Facsimile:

Accepted:

THE BANK OF NEW YORK

By:
Name:
Title:

iii